                                                                   Exhibit 10.aa

                          MAINE PUBLIC SERVICE COMPANY
                           DEFERRED COMPENSATION PLAN
                              FOR OUTSIDE DIRECTOR

                                TABLE OF CONTENTS

1.   Purpose...................................................................1

2.   Definitions...............................................................1

3.   Deferred Fees.............................................................2

     (a)     Election..........................................................2
     (b)     Deferral Account .................................................2
     (c)     Distribution to Director..........................................3
     (d)     Distribution to Beneficiary.......................................3

4.   Administration............................................................3

5.   Miscellaneous.............................................................4

     (a) Continued Service as a Director.......................................4
     (b) Unsecured Creditor Status.............................................4
     (c) Assignment............................................................4
     (d) Designation of Beneficiary............................................4
     (e) Acceleration by Committee.............................................4
     (f) Amendment and Termination.............................................5
     (g) Governing Law.........................................................5
     (h) Effective Date of Plan................................................5

                          MAINE PUBLIC SERVICE COMPANY
                DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

     1. PURPOSE. The purpose of this Plan is to provide each non-employee director ("Outside Director") of Maine Public Service Company ("Company") with an opportunity to defer the Director's retainer (and other fees) and have the deferred amounts treated as invested in Maine Public Service Company common stock or five-year U.S. Treasury notes.

     2. DEFINITIONS. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

          (a) "Annual Retainer" shall mean the cash retainer for any calendar year payable to an Outside Director for service on the Board and shall not include meeting fees, committee chairperson retainers or consulting fees.

          (b)  "Board" shall mean the Board of Directors of the Company.

          (c)  "Committee" shall mean the committee appointed pursuant to
     Section 7 to administer the Plan.

          (d)  "Common Stock" shall mean common stock of the Company.

          (e)  "Company" shall mean Maine Public Service Company.

          (f)  "Deferral Account" shall mean the account established pursuant to
     Section 3(b).

          (g) "Director" or "Outside Director" shall mean a non-employee director of the Company.

          (h) "Fair Market Value" shall mean, with respect to Common Stock, the closing price as reported on the American Stock Exchange.

          (i) "Fees" shall mean the cash retainer, meeting fees, and committee chairperson retainer payable to an Outside Director for service on the Board.

          (j) "Plan" shall mean the Maine Public Service Company Deferred Compensation Plan for Outside Directors.

          (k)  "Share" shall mean a share of Common Stock.

     3. DEFERRED FEES. Each Outside Director may elect to defer all or any portion of his or her Fees in accordance with the terms of this Section 3.

          (a) ELECTION. An election to defer Fees may be made at any time, but not more frequently than once each calendar year, and shall be effective only with respect to Fees payable for services to be performed after the date of the election. Such election shall be made by executing and delivering to the Committee a deferred compensation agreement. The Director shall designate in the deferred compensation agreement whether the Fees deferred are to be treated, solely for purposes of valuing the amounts deferred, as invested in five-year U.S. Treasury notes or Common Stock.

          A deferral election may not be modified. A Director may terminate a deferral election at any time by delivering a written notice of termination to the Committee. Such notice shall specify the effective date, and deferrals shall cease as soon as practicable thereafter. A termination shall not be effective with regard to amounts previously deferred.

          (b) DEFERRAL ACCOUNT. The Company shall establish an account for each Director who defers Fees under the Plan and, if the Director has designated U.S. Treasury notes as the deemed investment for the amounts deferred, shall adjust the account as follows:

               (i) At the end of each calendar month in which Fees deferred would otherwise be payable, credit the account with the amount deferred for such month; and

               (ii)   As of the first day of each such month:

                    (A) Debit the account by the amount, if any, paid to the Director or his or her beneficiary during the preceding calendar month in accordance with the terms hereof; and

                    (B) Credit the account with interest on the balance as of the first day of the preceding month, at the rate paid on five-year U.S. Treasury notes on the first day of the calendar year in which the interest is to credited, or at such other rate as is prescribed in the deferred compensation agreement.

          If a Director has designated Common Stock as the deemed investment for the Fees deferred, at the end of each calendar month for which such Fees would otherwise be payable, the Company shall credit the account with the number of Shares that could have been purchased with the amounts deferred, at the Fair Market Value of a Share on the day (or days) the Fees would have been paid in the absence of a deferral election. Further, at the end of each calendar month during which a dividend is paid, the Company shall credit the account with the number of Shares that could have been purchased with the dividend, at the Fair Market Value of a Share on the dividend payment date, based on the number of Shares credited to such account on the dividend record date. Thereafter the Company shall appropriately adjust the number of Shares to reflect any stock split or stock dividend. As of the first day of each calendar month, the Company shall debit an account deemed invested in Common Stock as provided in subsection (ii)(A) above.

          The Committee shall provide each Director with an account statement at least annually.

          (c) DISTRIBUTION TO DIRECTOR. The amount credited to the Deferral Account of a Director shall be paid to him or her in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as the Committee may permit. Each such Director shall elect the manner and time of payment in the first deferred compensation agreement he or she executes, and such election shall apply to any subsequent deferred compensation agreement the Director executes.

          Except as provided in Section 5(e), payment shall not be made or commence before the first day of the calendar month following the date the Director ceases to serve on the Board, unless otherwise provided in the deferred compensation agreement.

          (d) DISTRIBUTION TO BENEFICIARY. The amount credited to the Deferral Account of a Director, at the time of his or her death, shall be paid to his or her designated beneficiary in a lump sum, substantially equal consecutive monthly installments over a period not to exceed ten (10) years, or in such other form as is permitted by the Committee. If payment commenced in accordance with Section 3(c) prior to the Director's death, payment shall continue in accordance with the form of payment then in-effect. If payment had not commenced in accordance with Section 3(c), except as provided in Section 5(e), payment shall be made or commence as soon as practicable following the date of death. Each such Director shall elect the manner in which payment shall be made to his or her designated beneficiary in the first deferred compensation agreement he or she executes. Such election shall apply to all subsequent deferred compensation agreements executed by the Director unless modified in a subsequent agreement.

     4. ADMINISTRATION. The Plan shall be administered by a Committee, appointed by the Executive Compensation Committee of the Board, of at least three (3) persons who are not current or former members of the Board. A majority of the Committee shall constitute a quorum, and an action of the majority present at any meeting shall be deemed the action of the Committee. Further, any action of the Committee may be taken without a meeting if all members of the Committee sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action. Any member of the Committee may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment enabling all persons participating in the meeting to hear each other. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

     The Committee may delegate to any member or members of the Committee or to any employee or employees of the Company the authority to perform any ministerial act in connection with the administration of the Plan.

     The Committee shall have the complete authority to control and manage the operation and administration of the Plan and the discretion to construe Plan provisions. Subject to the provisions of the Plan, the Committee may from time to time establish rules for the administration and interpretation of the Plan. The final determination of the Committee as to any disputed questions shall be conclusive. All decisions and interpretations of the Committee in administering the Plan shall be made in a uniform and nondiscriminatory manner.

     The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company.

     5.   MISCELLANEOUS.

          (a) CONTINUED SERVICE AS A DIRECTOR. The Plan shall not limit or otherwise affect the right of the Board or the Company's shareholders to terminate the service of a Director.

          (b) UNSECURED CREDITOR STATUS. The Plan shall not be construed to create or require the Company to create a trust of any kind to fund the amounts payable hereunder. To the extent a Director or other person acquires a right to receive payments from the Company in accordance with the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

          (c) ASSIGNMENT. The right of any Director or any beneficiary to payments under the Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such amounts to be so subjected shall not be recognized by the Company.

          (d) DESIGNATION OF BENEFICIARY. Each Director may from time to time, by completing and signing a form furnished by the Committee, designate any person or persons (who may be designated concurrently, contingently or successively), the Director's estate or any trust or trusts created by the Director to receive amounts which are payable under this Plan to the Director's designated beneficiary or beneficiaries. Each beneficiary designation shall revoke all prior designations and shall be effective only when filed in writing with the Committee. If a Director fails to designate a beneficiary or if a beneficiary dies before the date of such Director's death and no contingent beneficiary has been designated, then the amounts payable hereunder shall be paid to his or her estate or other successor in interest. If payment of benefits to a beneficiary commences and such beneficiary dies before all amounts to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries, if any, designated by the Director, otherwise to the beneficiary's estate or other successor in interest.

          (e) ACCELERATION BY COMMITTEE. In the event a Director suffers a financial hard-ship caused by accident, illness or other event beyond his or her control, the Committee may, in its discretion, accelerate payment of the amounts credited to the Director's Deferral Account, if any, to the extent reasonably necessary to eliminate such hardship. In addition, if following the death of a Director, his or her beneficiary or beneficiaries suffers a financial hardship caused by accident, illness or other event beyond the control of such beneficiary or beneficiaries, the Committee may, in its discretion, accelerate payment of the amounts credited to the Director's Deferral Account, if any, to which such beneficiary or beneficiaries are entitled to the extent reasonably necessary to eliminate such hardship.

          (f) AMENDMENT AND TERMINATION. The Board reserves the right to amend the Plan or terminate the Plan at any time. No amendment or termination shall adversely affect the rights of any Director or beneficiary, without such person's prior written consent, with respect to Fees deferred prior to such amendment or termination. Fees deferred shall remain deferred, as if the Plan had not been amended or terminated.

          (g) GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Maine.

          (h)  EFFECTIVE DATE OF PLAN. The Plan shall be effective January 1,
     2000.